Exhibit 99.1


NEWS FROM ESCO TECHNOLOGIES

For more information contact:                              For media inquiries:
Patricia K. Moore                                          David P. Garino
Director, Investor Relations                               (314) 982-0551
ESCO Technologies Inc.
(314) 213-7277


                     ESCO ANNOUNCES SECOND QUARTER RESULTS
                     -------------------------------------
                     SALES UP 15 PERCENT / EPS UP 60 PERCENT
                     ---------------------------------------


     ST. LOUIS, May 5, 2009 - ESCO Technologies Inc. (NYSE: ESE) today announced its results for the second quarter ended March 31, 2009.

     Within this release, references to "quarters" and "year-to-date" relate to the fiscal quarters and six-month periods ended March 31 for the respective fiscal years noted.

     Net earnings and EPS are presented from "Continuing Operations" and "Discontinued Operations." Continuing Operations represent the results of the ongoing businesses of the Company. Discontinued Operations represent the results of Comtrak Technologies LLC which was sold in March 2009 and the filtration business of Filtertek which was sold in November 2007 (first quarter fiscal
2008).

Second Quarter 2009 vs. 2008 Highlights - Continuing Operations
---------------------------------------------------------------

o Net sales increased 14.7 percent to $154.2 million.

o EBIT dollars increased 34.5 percent to $18.4 million.

o EBIT as a percentage of sales increased to 11.9 percent from 10.2 percent.

o EPS increased 60 percent to $0.40 per share from $0.25 per share.

o Net debt outstanding was $181.7 million at March 31, 2009 reflecting a leverage ratio of 1.99x, well below the credit facility covenant of 3.5x.

o Entered orders were $156.7 million with a book-to-bill ratio of 102 percent.

o Firm orders of Aclara RF AMI products with PG&E gas were approximately $25 million (bringing total gas product orders to over 3 million units to date) and with New York City Water were approximately $16 million.

Chairman's Commentary
---------------------

     Vic Richey, Chairman and Chief Executive Officer, commented, "I am very pleased with the significant growth reflected in our second quarter operating results, especially in this challenging global economy. Additionally, I remain cautiously optimistic about the balance of the year based on our growth in sales and earnings year-to-date, our strong backlog in place today, and our expected orders for the balance of the year.

     "Through regular and detailed planning meetings with our Management teams, we continue to maintain a high degree of visibility and confidence surrounding the balance of the fiscal year. But given the uncertainties of today's macro environment, we are taking a more conservative posture as we address our expected outlook for 2009. As a result of the current cycle, we are adjusting our total year expectations to reflect a modest level of uncertainty, which I would characterize as a reflection of our conservative planning approach.

     "In spite of today's economy, we continue to see meaningful opportunities developing across the businesses which we believe can help shield our downside risks. To help weather this storm, we will adhere to our strict cost management disciplines as we work our way through this cycle and demonstrate our resiliency.

     "While aggressively managing our operating costs, we will maintain our focus on creating significant growth opportunities. To ensure future growth, we have maintained our R&D and engineering expenditures, primarily directed toward new product development initiatives in the AMI and Smart Grid area, along with a significant amount of new Space program opportunities. I am confident that our new products currently being introduced will position us well for the future.

     "In closing, we are making meaningful progress at PG&E on the gas AMI project, along with the New York City Water and Idaho Power AMI contracts."

Sales
-----

     For 2009, sales increased 14.7 percent during the second quarter and 11.8 percent for the first six months compared to the same periods of 2008. As noted in earlier releases, the prior year sales amount included $20.5 million of revenues recognized that had previously been deferred from prior periods related to PG&E / TNG revenue recognition. YTD sales increased 21 percent excluding the 2008 TNG revenue recognized.

     Utility Solutions Group (USG) sales in 2009 increased 27.4 percent for the second quarter and 18.8 percent for the first six months compared to the second quarter and first six months of 2008, respectively. Absent the TNG sales deferral in 2008, YTD sales increased 37.1 percent from the prior year. USG sales increases in 2009 were primarily driven by significantly higher deliveries of fixed network RF AMI products to PG&E (gas) and continued increases in water AMI product deliveries. Additionally, having Doble for six months of 2009 versus four months in 2008 contributed an additional $13 million of YTD sales.

     Test sales in 2009 increased slightly in the second quarter and are up 5.6 percent YTD, primarily due to an increase in large chamber deliveries to the international wireless and electronics end-markets.

     Filtration sales in 2009 decreased slightly in the second quarter and YTD as sales increases in the defense aerospace and space product lines were offset by lower commercial aerospace product deliveries.

Earnings Before Interest and Taxes (EBIT)
-----------------------------------------

     On a segment basis, items that impacted EBIT dollars and EBIT as a percent of sales ("EBIT margin") during the second quarter and YTD periods of fiscal 2009 included the following:

     In the USG segment, EBIT for the 2009 second quarter was $16.1 million (17.2 percent of sales) compared to $11.2 million (15.2 percent of sales) in the 2008 second quarter. The $4.9 million increase in EBIT dollars was driven by the significant sales increase of RF AMI products noted above. The increase in USG's 2009 YTD EBIT was mitigated by the $8.5 million of EBIT associated with the TNG revenue recognized in 2008. The RF AMI business contributed the largest increase to EBIT during the first six months of 2009.

     In the Test segment, EBIT dollars and EBIT margins were significantly higher in 2009 due to the sales increases in 2009, favorable changes in sales mix, and rigorous cost controls.

     In the Filtration segment, EBIT dollars and EBIT margins decreased in 2009 due to lower sales of high margin commercial aerospace products, an increase in research and development costs, and higher bid and proposal costs incurred related to the pursuit of a significant number of Space related projects.

     Corporate operating costs were higher in 2009 due to higher amortization expenses related to recent acquisitions that included identifiable intangible assets.

Effective Tax Rate
------------------

     The effective tax rate from Continuing Operations in the second quarter of 2009 was 36.1 percent compared to 37.4 percent in the second quarter of 2008. The 2009 second quarter tax rate was consistent with the Company's guidance provided in February 2009. The 2009 YTD rate was 34.1 percent compared to 37.6 percent and was favorably impacted by Congress' extension of the research tax credit during the 2009 first quarter.

New Orders
----------

     New orders received were $156.7 million and $296.2 million in the 2009 second quarter and YTD periods, respectively, compared to $162.5 million and $293.2 million in the comparable periods of 2008. Backlog at March 31, 2009 was $260.8 million.

     Orders from PG&E for AMI gas products in the 2009 second quarter were $24.3 million, bringing the total gas project-to-date to over 3 million units, or $175 million. The entire PG&E project-to-date (gas and electric) represents 3.7 million units, worth approximately $225 million.

     Cumulative orders-to-date for the $68.3 million New York City Water AMI project were $20.9 million, and orders-to-date for the $25 million Idaho Power AMI project were $6.2 million.

Business Outlook - 2009
-----------------------

     Statements contained in the preceding and following paragraphs are based on current expectations. Statements that are not strictly historical are considered forward-looking, and actual results may differ materially.

     The Business Outlook described below excludes the impact of any future acquisitions or divestitures, and reflects the impact of the amortization of identifiable intangible purchase accounting assets related to Aclara Software, Aclara RF, Doble and LDIC; the impact of the Doble inventory step-up resulting in "lost" profit; and the amortization of TWACS NG software.

Aclara RF Facility Relocation
-----------------------------

     Due to its significant sales growth, Aclara RF Systems Inc. (formerly Hexagram, Inc.) is in the process of relocating its operations from three existing leased facilities, to a single, newer, more efficient leased facility in the greater Cleveland area. As a result, approximately $2.0 million in pretax nonrecurring exit and relocation costs are expected to be incurred during the second half of fiscal 2009 in the Utility Solutions Group, primarily related to the noncash write-off of leasehold improvements, vacant facility charges, and moving costs.

Comtrak Technologies LLC
------------------------

     As previously disclosed, Management had planned to exit this business, and during March 2009, the assets of Comtrak were sold for $3.4 million and its results of operations are included in Discontinued Operations.

Revenues and Earnings Per Share - 2009
--------------------------------------

     Based on Management's current expectations along with the sale of Comtrak, the Company is revising its outlook for fiscal 2009 as follows:

o    Revenues of approximately $650 million;

o EPS - GAAP Basis of between $1.90 and $2.00 (including $0.05 per share of expenses related to the Aclara RF facility relocation charge noted above); and,

o    EPS - Adjusted Basis of between $2.32 and $2.42 per share.

     EPS - Adjusted Basis excludes approximately $0.42 per share of costs related to TWACS NG software amortization, purchase accounting intangible asset amortization related to the Company's recent acquisitions, and Doble's purchase accounting inventory step-up.

     Management believes using "EPS - Adjusted Basis" as a financial measure is important for investors to understand the Company's operations and its ability to service its debt. The full-year 2009 tax rate is expected to be approximately 35 percent, with quarterly variations depending on the timing and amount of discrete tax benefits and charges.

Chairman's Commentary - Wrap-Up
-------------------------------

     Mr. Richey further commented, "As noted above, I remain cautiously optimistic about the balance of fiscal 2009. Through rigorous management oversight and a disciplined planning process, I am confident that we have sufficient opportunities and the appropriate contingencies in place to allow us to execute our current plan and achieve the operating results within our range of expectations. Having Doble for the full year and beginning our AMI deployments with Idaho Power and New York City Water should continue to provide us with positive momentum throughout 2009."

Conference Call
---------------

     The Company will host a conference call today, May 5, at 4 p.m., Central Time, to discuss the Company's second quarter operating results. A live audio webcast will be available on the Company's web site at www.escotechnologies.com. Please access the web site at least 15 minutes prior to the call to register, download, and install any necessary audio software. A replay of the conference call will be available for seven days on the Company's web site noted above or by phone (dial 1-888-203-1112 and enter the pass code 4500221).

Forward-Looking Statements
--------------------------

     Statements in this press release regarding the amounts and timing of fiscal 2009 future revenues, results, earnings, EBIT, EPS - Adjusted Basis, EPS - GAAP Basis, sales growth, orders, growth opportunities, success of new products and technologies, costs incurred with the Aclara RF relocation and new building, the fiscal 2009 effective annual tax rate, the timing and certainty of utility customer spending, the long-term success of the Company, and any other written or oral statements which are not strictly historical are "forward-looking" statements within the meaning of the safe harbor provisions of the federal securities laws. Investors are cautioned that such statements are only predictions and speak only as of the date of this release, and the Company undertakes no duty to update. The Company's actual results in the future may differ materially from those projected in the forward-looking statements due to risks and uncertainties that exist in the Company's operations and business environment including, but not limited to: the risk factors described in Item 1A of the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2008; the effect of the American Recovery and Reinvestment Act of 2009; the success of the Company's competitors; changes in Federal or State energy laws; the timing and content of purchase order releases under the Company's AMI contracts; the Company's successful performance of its AMI contracts; site readiness issues with Test segment customers; weakening of economic conditions in served markets; changes in customer demands or customer insolvencies; competition; intellectual property rights; technical difficulties; unforeseen charges impacting corporate operating expenses; the performance of the Company's international operations; material changes in the costs of certain raw materials including steel and copper; delivery delays or defaults by customers;
termination  for  convenience  of customer  contracts;  timing and  magnitude of future contract awards; containment of engineering and development costs; performance issues with key customers, suppliers andsubcontractors; labor disputes; changes in laws and regulations including but not limited to changes in accounting standards and taxation requirements; costs relating to environmental matters; uncertainty of disputes in litigation or arbitration; and the Company's successful execution of internal operating plans.

     ESCO, headquartered in St. Louis, is a proven supplier of special purpose utility solutions for electric, gas, and water utilities, including hardware and software to support advanced metering applications and fully automated intelligent instrumentation. In addition, the Company provides engineered filtration products to the aviation, space, and process markets worldwide and is the industry leader in RF shielding and EMC test products. Further information regarding ESCO and its subsidiaries is available on the Company's web site at www.escotechnologies.com.
-------------------------

                               - tables attached -

                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
           Condensed Consolidated Statements of Operations (Unaudited)
                (Dollars in thousands, except per share amounts)

                                           Three Months    Three Months
                                               Ended           Ended
                                          March 31, 2009  March 31, 2008
                                          --------------  --------------


Net Sales                                     $154,156        134,400
Cost and Expenses:
  Cost of sales                                 92,226         77,889
  SG&A                                          38,237         38,535
  Amortization of intangible assets              4,985          4,467
  Interest expense                               1,756          3,172
  Other expenses (income), net                     357           (136)
                                               -------        --------
    Total costs and expenses                   137,561        123,927
                                               -------        -------

Earnings before income taxes                    16,595         10,473
Income taxes                                     5,990          3,912
                                                 -----          -----

    Net earnings from continuing operations     10,605          6,561

Loss from discontinued operations, net of
 tax benefit of $101 and $292, respectively       (177)          (479)

Loss on sale from discontinued operations,
 net of tax benefit of $905                        (32)             -
                                                   ---            ---
    Net earnings from discontinued operations     (209)          (479)

    Net earnings                              $ 10,396          6,082
                                              ========          =====


Earnings per share:
    Basic
      Continuing operations                       0.41           0.25
      Discontinued operations                    (0.01)         (0.01)
                                                 -----          -----
      Net earnings                            $   0.40           0.24
                                              --------           ----

    Diluted
      Continuing operations                       0.40           0.25
      Discontinued operations                    (0.01)         (0.02)
                                                 -----          -----
      Net earnings                            $   0.39           0.23
                                              ========           ====

Average common shares O/S:
    Basic                                       26,177         25,847
                                                ======         ======
    Diluted                                     26,470         26,250
                                                ======         ======

                                    - more -

                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
           Condensed Consolidated Statements of Operations (Unaudited)
                (Dollars in thousands, except per share amounts)

                                            Six Months      Six Months
                                               Ended           Ended
                                          March 31, 2009  March 31, 2008
                                          --------------  --------------

Net Sales                                     $301,513        269,672
Cost and Expenses:
  Cost of sales                                184,842        162,071
  SG&A                                          77,519         70,986
  Amortization of intangible assets              9,587          7,933
  Interest expense                               4,374          4,529
  Other expenses (income), net                     244           (350)
                                               -------        --------
    Total costs and expenses                   276,566        245,169
                                               -------        -------

Earnings before income taxes                    24,947         24,503
Income taxes                                     8,502          9,208
                                                 -----          -----

    Net earnings from continuing operations     16,445         15,295

Loss from discontinued operations, net of tax
 of $112 and $1,125, respectively                 (197)        (1,423)

Loss on sale from discontinued operations, net
 of tax of $905 and $4,809, respectively           (32)        (4,974)
                                                   ---         ------

    Net earnings from discontinued operations     (229)        (6,397)

    Net earnings                              $ 16,216       $  8,898
                                              ========       ========


Earnings per share:
    Basic
      Continuing operations                       0.63           0.59
      Discontinued operations                    (0.01)         (0.25)
                                                 -----          -----
      Net earnings                            $   0.62           0.34
                                              ========           ====

    Diluted
      Continuing operations                       0.62           0.58
      Discontinued operations                    (0.01)         (0.24)
                                                 -----          -----
      Net earnings                            $   0.61           0.34
                                              ========           ====

Average common shares O/S:
    Basic                                       26,143         25,803
                                                ======         ======
    Diluted                                     26,444         26,227
                                                ======         ======

                                    - more -

                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
                     Condensed Business Segment Information
                                   (Unaudited)
                             (Dollars in thousands)

                        Three Months Ended         Six Months Ended
                            March 31,                 March 31,
                        2009         2008         2009         2008
                        ----         ----         ----         ----

Net Sales
---------
  Utility Solutions
   Group              $ 94,065       73,812      182,266      153,436

  Test                  33,713       33,496       69,202       65,561

  Filtration            26,378       27,092       50,045       50,675
                        ------       ------       ------       ------
    Totals            $154,156      134,400      301,513      269,672
                      ========      =======      =======      =======


EBIT
----
  Utility Solutions
   Group              $ 16,138       11,222       26,693       25,965

  Test                   3,748        2,742        6,982        4,732

  Filtration             4,227        4,913        7,090        8,562

  Corporate             (5,762) (1)  (5,232) (2) (11,444) (3) (10,227) (4)
                        ------  --   ------  --  -------  --  -------
    Consolidated EBIT   18,351       13,645       29,321       29,032
    Less: Interest
     expense            (1,756)      (3,172)      (4,374)      (4,529)
                        ------       ------       ------       ------
    Earnings before
     income taxes     $ 16,595       10,473       24,947       24,503
                      ========       ======       ======       ======


Note: Depreciation and amortization expense was $7.2 million and $6.9 million for the quarters ended March 31, 2009 and 2008, respectively, and $15.1 million and $12.4 million for the six-month periods ended March 31, 2009 and 2008, respectively.

(1) Includes $1.2 million of amortization of acquired intangible assets.

(2) Includes $1.1 million of amortization of acquired intangible assets.

(3) Includes $2.4 million of amortization of acquired intangible assets.

(4) Includes $1.9 million of amortization of acquired intangible assets.

                                    - more -

                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
                  Reconciliation of Non-GAAP Financial Measures
                                   (unaudited)

EPS - Adjusted Basis Reconciliation - FY 2009
---------------------------------------------

EPS - GAAP Basis - FY 2009 Range        $1.90     2.00
Adjustments (defined below)              0.42     0.42
                                         ----     ----
EPS - Adjusted Basis - FY 2009 Range    $2.32     2.42
                                        =====     ====

Adjustments exclude pre-tax intangible asset amortization expense related to TWACS NG software, purchase accounting intangible amortization related to the Company's acquisitions within the last three years, and the expense related to the purchase accounting step-up of Doble Engineering Company inventory.

                                    - more -

                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
                Condensed Consolidated Balance Sheets (Unaudited)
                             (Dollars in thousands)

                                               March 31,    September 30,
                                                  2009           2008
                                                  ----           ----

Assets
------
  Cash and cash equivalents                    $ 26,600        28,667
  Accounts receivable, net                      121,156       134,710
  Costs and estimated earnings on
   long-term contracts                            4,239         9,095
  Inventories                                    81,868        65,019
  Current portion of deferred tax assets         14,540        15,368
  Other current assets                           17,215        14,888
  Current assets from discontinued operations         -         2,889
                                                -------       -------
    Total current assets                        265,618       270,636

  Property, plant and equipment, net             69,774        72,353
  Goodwill                                      329,659       328,878
  Intangible assets, net                        227,690       236,192
  Other assets                                   17,565        17,665
  Other assets from discontinued operations           -         2,349
                                                -------       -------
                                               $910,306       928,073
                                               ========       =======

Liabilities and Shareholders' Equity
------------------------------------

  Short-term borrowings and current maturities
   of long-term debt                           $ 50,000        50,000
  Accounts payable                               43,768        48,982
  Current portion of deferred revenue            18,386        18,226
  Other current liabilities                      44,531        49,934
  Current liabilities from discontinued
   operations                                         -         1,541
                                                -------         -----
    Total current liabilities                   156,685       168,683
  Long-term portion of deferred revenue           2,087         2,228
  Deferred tax liabilities                       83,167        83,515
  Other liabilities                              20,242        21,760
  Long-term debt                                165,504       183,650
  Shareholders' equity                          482,621       468,237
                                                -------       -------
                                               $910,306       928,073
                                               ========       =======

                                    - more -

                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)
                             (Dollars in thousands)

                                                         Six Months Ended
                                                           March 31, 2009
                                                           --------------
Cash flows from operating activities:
   Net earnings                                              $ 16,216
   Adjustments to reconcile net earnings
    to net cash provided by operating activities:
         Net loss from discontinued operations                    229
         Depreciation and amortization                         15,108
         Stock compensation expense                             2,097
         Changes in operating working capital                 (11,413)
         Effect of deferred taxes                              (1,074)
         Other                                                 (1,242)
                                                               ------
           Net cash provided by operating activities -
            continuing operations                              19,921
           Net loss from discontinued operations,
            net of tax                                           (229)
           Net cash provided by discontinued operations            39
                                                               ------
           Net cash used by operating activities -
            discontinued operations                              (190)
                                                               ------
           Net cash provided by operating activities           19,731
                                                               ======

Cash flows from investing activities:
   Additions to capitalized software                           (2,487)
   Capital expenditures - continuing operations                (3,116)
                                                               ------
       Net cash used by investing activities -
        continuing operations                                  (5,603)
   Proceeds from divestiture of business, net -
    discontinued operations                                     3,100
                                                                -----
       Net cash used by investing activities                   (2,503)
                                                               ------

Cash flows from financing activities:
   Proceeds from long-term debt                                27,000
   Principal payments on long-term debt                       (45,146)
   Excess tax benefit from stock options exercised                782
   Proceeds from exercise of stock options                      1,164
   Other                                                         (190)
                                                               ------
     Net cash used by financing activities                    (16,390)
                                                              -------

Effect of exchange rate changes on cash and cash equivalents   (2,905)
                                                               ------

Net decrease in cash and cash equivalents                      (2,067)
Cash and cash equivalents, beginning of period                 28,667
                                                               ------
Cash and cash equivalents, end of period                     $ 26,600
                                                             ========

                                    - more -

                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
                          Other Selected Financial Data
                                   (Unaudited)
                             (Dollars in thousands)

Backlog And Entered
 Orders - Q2 FY 2009     Utility Solutions    Test   Filtration    Total
 -------------------     -----------------    ----   ----------    -----
  Beginning Backlog -
   12/31/08 continuing
   opers                      $121,554       64,236     72,506    258,296
  Entered Orders                97,247       26,024     33,413    156,684
  Sales                        (94,065)     (33,713)   (26,378)  (154,156)
                               -------      -------    -------   --------
  Ending Backlog -
   3/31/09                    $124,736       56,547     79,541    260,824
                              ========       ======     ======    =======


Backlog And Entered
 Orders - YTD Q2
 FY 2009                 Utility Solutions    Test   Filtration    Total
 -------                 -----------------    ----   ----------    -----
  Beginning Backlog -
   9/30/08 continuing
   opers                      $124,847       69,823     71,463    266,133
  Entered Orders               182,155       55,926     58,123    296,204
  Sales                       (182,266)     (69,202)   (50,045)  (301,513)
                              --------      -------    -------   --------
  Ending Backlog -
   3/31/09                    $124,736       56,547     79,541    260,824
                              ========       ======     ======    =======


                                      # # #